Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
CONTINUED LISTING PLAN
ACCEPTED BY
NEW YORK STOCK EXCHANGE

FRISCO, TEXAS, May 27, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that the New York Stock Exchange ("NYSE") has notified the Company that it has accepted Comstock's business plan for continued listing on the NYSE.

As a result of this acceptance, Comstock's common stock will continue to be listed on the NYSE pending quarterly reviews by the NYSE's Listing and Compliance Committee to ensure the Company's progress towards its plan to restore compliance with all NYSE continued listing standards.

On March 30, 2016, the Company announced that the NYSE had notified Comstock that it was considered below certain continued listing standards established by the NYSE as a result of the Company's average stock price trading below $1.00 per share and its average market capitalization being less than $50 million, in each case over a consecutive 30 trading-day period, and its last reported stockholders' equity was less than $50 million.

"Comstock will continue to work proactively with the NYSE to maintain the listing of its common stock during the compliance period, and we look forward to executing our business plan and increasing our share price and market capitalization" stated Comstock's Chief Executive Officer, M. Jay Allison.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.